C. R. BARD, INC.               Exhibit 3a

              RESTATED CERTIFICATE OF INCORPORATION


To:  The Secretary of State
     State of New Jersey

Pursuant to the provisions of Section 14A:9-5, Corporations, General, of the New Jersey Statutes, the undersigned Corporation hereby executes the following Restated Certificate of
Incorporation:

     FIRST: The name of the corporation is

                        C. R. BARD, INC.

     SECOND: The purpose or purposes for which the Corporation is organized are to engage in any activity within the lawful business purposes for which corporations may be organized under the New
Jersey Business Corporation Act.

     THIRD: The aggregate number of shares which the Corporation is authorized to issue is 305,000,000 shares, consisting of 300,000,000 shares of Common Stock, par value $.25 (Twenty Five Cents) per share, and 5,000,000 shares of Preferred Stock, par value $1.00 (One Dollar) per share. The designations, relative rights, preferences and limitations of the shares of each class shall be as follows:

Subject to the provisions hereof, the Board of Directors is hereby expressly authorized to divide shares of Preferred Stock into classes and into series within any class or classes, to issue the shares of Preferred Stock in such class or classes and in series within any class or classes, and to fix from time to time, before issuance, the number of shares to be included in each class or series within a class and the designation, relative rights, preferences and limitations of all shares of each class or series within a class. The authority of the Board of Directors with respect to each class or series within a class shall include, without limitation the determination of any or all of the following matters:

     (a) The number of shares constituting such class or series within a class and the designation thereof to distinguish the shares of such class or series within a class from the shares of all other classes or series;

     (b) The annual dividend rate on the shares of such class or series within a class and whether such dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

                             IV - 11
     (c) The redemption price or prices for shares of such class or series within a class, if redeemable, and the terms and conditions of such redemption;

     (d) The preference, if any, of shares of such class or series within a class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     (e) The voting rights, if any, of shares of such class or series within a class in addition to the voting rights prescribed by law and the terms of exercise of such voting rights;

     (f) The rights, if any, of shares of such class or series within a class to be converted into shares of any other class or series, including Common Stock, and the terms and conditions of such conversion;

     (g) The terms or amount of any sinking fund provided for the purchase or redemption of such class or series within a class; and

     (h) Any other relative rights, preferences and limitations of such class or series within a class.

The shares of each class and of each series within a class may vary from the shares of any other class or series as to any of such matters.

Dividends on all outstanding shares of Preferred Stock must be declared and paid, or set aside for payment, before any dividends may be declared and paid, or set aside for payment, on shares of Common Stock with respect to the same dividend period.

Each share of Common Stock shall be equal in all respects to every other share of Common Stock.

     FOURTH: No holder of any shares of the Corporation, now or hereafter authorized, shall have any right as such holder to purchase or subscribe for or otherwise acquire any shares or any securities or obligations convertible into, or exchangeable for, or any right, warrant or option to purchase, any shares of any class which the Corporation may at any time hereafter issue or sell, whether now or hereafter authorized, but any and all such shares, securities, obligations, rights, warrants and options may be issued and disposed of by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to the shareholders.



                              - 2 -
                             IV - 12

     FIFTH: The address of the Corporation's current registered office is 730 Central Avenue, Murray Hill, New Jersey 07974, and the name of the Corporation's current registered agent at such address is Richard A. Flink.

     SIXTH: The directors of the Corporation shall be divided into three classes, namely, Classes I II and III, with each class consisting of not less than one nor more than seven directors, as determined in accordance with the By-Laws of the Corporation. At each annual meeting of shareholders commencing with the 1976 annual meeting, the successors to any class of directors whose terms shall then expire shall be elected to serve until the third annual meeting following their election and until their successors shall be elected and qualified. Directors elected as hereinbefore provided may not be removed prior to the expiration of their respective terms of office without cause.

Notwithstanding any provision of this Restated Certificate of Incorporation to the contrary, (I) no amendment to this Restated Certificate of Incorporation shall amend, alter, change or repeal any provision of this Article SIXTH except upon the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon, and (2) no amendment to this Restated Certificate of Incorporation shall be adopted empowering shareholders to remove directors without cause except upon the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon.

The number of directors constituting the current Board of Directors is twelve and their names, addresses, and classes are as follows:

                             CLASS I

Names                                   Addresses

Milton P. Brown                         11 Coach Road
                                        Exeter, NH 03833

William T. Butler, M.D                  1617 South Boulevard
                                        Houston, TX 77006

Daniel A. Cronin, Jr                    Lindsay Pond Road
                                        Concord, MA 01742

George T. Maloney                       22 Normandy Court
                                        Basking Ridge, NJ 07920




                              - 3 -
                             IV - 13
                            CLASS II
Names                                   Addresses

Joseph Abely, Jr                        2 Dorchester Road
                                        Summit, NJ 07901

Laurence E. Lindars                     199 Woodland Avenue
                                        Summit, NJ 07901

Robert P. Luciano                       P.O. Box 605
                                        Morgan Drive
                                        New Vernon, NJ 07976

Robert H. McCaffrey                     483 Mark Road
                                        Allendale, NJ 07401

                            CLASS III
Thomas O. Boucher                       790 Andrews Avenue
                                        Delray Beach, FL 33483

George A. Davis                         10 Rotary Drive
                                        Summit, NJ 07901

Ralph H. O'Brien                        Tall Pines Road
                                        New Vernon, NJ 07976

John F. Willits                         3375 Highway 17 North
                                        Mt. Pleasant, SC 29464

     SEVENTH: The Corporation shall indemnify its directors, officers and employees in the manner and to the extent permitted by the laws of the State of New Jersey.

     EIGHTH: Subject to the provisions of the New Jersey Business Corporation Act, contracts or other transactions between the Corporation and its directors or between the Corporation and other firms or associations in which its directors are interested in any way, shall not be void or voidable due solely to such common interest.

     NINTH: Subject to the provisions of the New Jersey Business Corporation Act, the directors, and committee members appointed by the Board of Directors, shall not be liable in the discharge of their duties when relying in good faith upon the corporate records and/or competent advice of any type.

     TENTH: Except for actions required or permitted to be taken at a meeting of shareholders by Chapter 10 of the New Jersey Business Corporation Act, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting upon the written consent of shareholders who would have been

                             - 4 -
                             IV - 14
entitled to cast the minimum number of votes which would be required to take such action at a meeting at which all shareholders entitled to vote thereon are present.

     ELEVENTH: Except as set forth below, the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon, shall be required in order to authorize or adopt
(a) any agreement for the merger or consolidation of the Corporation with or into any other corporation which is required by law to be approved by shareholders, (b) any sale, lease, transfer or other disposition by the Corporation of all or any substantial part of the assets of the Corporation to any other corporation, person or other entity, or (c) any issuance or delivery of securities of the Corporation in exchange or payment for any securities, properties or assets of any other person in a transaction in which the authorization or approval of shareholders of the Corporation is required by law or by any agreement to which the Corporation is a party, if as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon or consent thereto, such other corporation, person or entity which is a party to such transaction is the beneficial owner, directly or indirectly, of more than 5% of the outstanding shares of stock of the Corporation.

For the purpose of this Article ELEVENTH (a) any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of stock of the Corporation (i) which it owns directly, whether or not of record, or (ii) which it has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, or (iii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by an "affiliate" or "associate" (as defined below) or (Iy) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by any other corporation, person or entity with which it or its "affiliate" or "associate" has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Corporation, and (b) the outstanding shares of any class of stock of the Corporation shall include shares deemed owned through application of clauses (a) (ii), (iii) and (iv), above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. The term "affiliate" is defined as:

An "affiliate" of, or a person "affiliated" with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the persons specified.

                              - 5 -
                             IV - 15
The term "associate" is defined as:

The term "associate" used to indicate a relationship with any person, means ( I ) any corporation or organization (other than this Corporation or a majority-owned subsidiary of this Corporation) of which such person is an owner or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of this Corporation or any of its parents or subsidiaries.

The provisions of this Article ELEVENTH shall not be applicable to
(i) any merger or consolidation of the Corporation with or into any other corporation, or any sale or lease of all or any substantial part of the assets of the Corporation to any other corporation, person or entity, if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding, letter of intent or agreement with such other corporation, person or entity with respect to and substantially consistent with such transaction, prior to the time that such other corporation, person or entity shall have become a beneficial owner of more than 5% of the outstanding shares of stock of the Corporation; or (ii) any merger or consolidation of the Corporation with, or any sale to the Corporation or any subsidiary thereof of any of the assets of, any corporation of which a majority of the outstanding shares of stock is owned of record or beneficially by the Corporation and its subsidiaries.

The Board of Directors shall have the power and duty to determine for the purposes of this Article ELEVENTH on the basis of information known to the Corporation, whether (i) such other corporation, person, or other entity beneficially owns more than 5% of the outstanding shares of stock of the Corporation, (ii) such corporation, person or entity is an "affiliate" or "associate" (as defined above) of another, and (iii) the memorandum of understanding, letter of intent or agreement referred to above is substantially consistent with the transaction covered thereby. Any such determination shall be conclusive and binding for all purposes of this Article ELEVENTH.

No amendment to this Restated Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of this Article ELEVENTH, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon.

                              - 6 -
                             IV - 16
     TWELFTH: The provisions of this Article TWELFTH shall be applicable to any transaction to which Article ELEVENTH is applicable (each such transaction being referred to hereinafter in this Article TWELFTH as a "Special Business Combination"); provided, however, that the provisions of this Article TWELFTH shall not be applicable to any Special Business Combination which shall have been approved by a majority of those members of the Corporation's Board of Directors who were in office immediately prior to the time when any shareholder of the Corporation which is a party to such Special Business Combination became an Interested Shareholder (as such term is defined below). No Special Business Combination to which this Article TWELFTH is applicable shall be authorized or adopted unless the conditions specified in clauses
(i) and (ii) below are satisfied:

     (i) Minimum Price and Form of Consideration

     (A) The holders of shares of each class or series of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon ("Voting Shares") are to receive in such Special Business Combination an aggregate amount of cash and fair value of consideration per share other than cash that either shall be solely in cash or shall be in the same form and of the same kind as the consideration paid by the Interested Shareholder and its "affiliates" and "associates" (as such terms are defined in Article ELEVENTH) in acquiring the majority of the outstanding Voting Shares beneficially owned by them at the time of such Special Business Combination; and

     (B) The holders of shares of Common Stock of the Corporation are to receive in such Special Business Combination an aggregate amount of cash and fair value of consideration per share other than cash that shall be at least equal to the higher of the following:

     (1) the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and similar distributions) paid by such Interested Shareholder and its affiliates and associates for any shares of Common Stock acquired by them within the three-year period prior to the record date of the meeting of shareholders called to consider and vote upon the proposed Special Business Combination; or

     (2) the per share book value of the Common Stock at the end of the fiscal quarter immediately preceding the record date of the meeting of shareholders called to consider and vote upon the proposed Special Business Combination; and

     (C) The holders of shares of each class or series of Voting
Shares other than Common Stock, if any, are to receive in such


                              - 7 -
                             IV - 17
Special Business Combination an aggregate amount of cash and fair value of consideration per share other than cash that shall be at least equal to the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and similar distributions) paid by such Interested Shareholder and its affiliates and associates for any shares of such class or series of Voting Shares acquired by them within the three-year period prior to the record date of the meeting of shareholders called to consider and vote upon the proposed Special Business Combination.

     (ii) Procedural Requirement.

     (A) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Special Business Combination, (I) there shall have been no failure to declare and pay at the regular date therefor any full periodic dividends (whether or not cumulative) on any Preferred Stock issued and outstanding pursuant to this Restated Certificate of Incorporation,
(2) there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock) and (y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitaliza-tion, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the Common Stock, and (3) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Shares except as part of the transaction that results in such Interested Shareholder's becoming an Interested Shareholder.

     (B) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation.

     (C) A proxy or information statement describing the proposed Special Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Special Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). Any such proxy or information statement shall also contain the recommendations of each of the members of the Board of Directors as to the advisability of the proposed Special Business


                              - 8 -
                             IV - 18
Combination as well as the opinion of an investment banker selected by a majority of the members of the Board of Directors as to the fairness of the terms of the proposed Special Business Combination to the Corporation and its shareholders.

The Board of Directors shall have the power and duty to determine for the purposes of this Article TWELFTH on the basis of information known to the Corporation (i) whether any corporation, person, or other entity beneficially owns more than 5% of the outstanding shares of stock of the Corporation, (ii) whether any corporation, person or entity is an "affiliate or associate (as defined in Article ELEVENTH) of another; (iii) whether a Special Business Combination has been proposed; (iv) the fair value of any consideration other than cash to be received by holders of shares of any class or series of Voting Shares in a Special Business Combination; and (v) any other relevant facts necessary to determine the applicability of any provision of this Article TWELFTH to a Special Business Combination. Any such determination shall be conclusive and binding for all purposes of this Article TWELFTH.

For the purposes of this Article TWELFTH, the term "Interested Shareholder" is defined as the beneficial owner, directly or indirectly (including shares deemed owned by an "affiliate" or "associate" of such person as described in Article ELEVENTH), of more than 5% of the outstanding shares of stock of the Corporation.

No amendment to this Restated Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of this Article TWELFTH, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of the holders of at least a majority of the voting power of each class of capital stock of the Corporation; provided, however, that if on the record date for the meeting at which such proposed action is submitted to shareholders there is an Interested Shareholder who has proposed a Special Business Combination, or on whose behalf a Special Business Combination has been proposed, then the votes of such Interested Shareholder and its affiliates and associates shall not be counted in calculating the requisite vote for approval of the proposed action.

     THIRTEENTH: Except as expressly permitted in the next succeeding paragraph of this Article THIRTEENTH, any purchase by the Company, or any Subsidiary (as hereinafter defined), of shares of Voting Stock (as hereinafter defined) from a 5% Shareholder (as hereinafter defined) at a per share price in excess of the Market Price (as hereinafter defined) at the time of such purchase of the shares so purchased shall require the affirmative vote of the holders of that amount of the voting power of the Voting Stock equal to the sum of (i) the voting


                              - 9 -
                             IV - 19
power of the shares of Voting Stock of which the 5% Shareholder is the beneficial owner (as hereinafter defined) and (ii) a majority of the voting power of the remaining outstanding shares of Voting
Stock, voting together as a single class.

The provisions of the first paragraph of this Article THIRTEENTH shall not be applicable to any purchase of shares of Voting Stock pursuant to (i) an offer, made available on the same terms, to the holders of all of the outstanding shares of the same class of Voting Stock as those so purchased or (ii) a purchase program effected on the open market and not as a result of a privately-negotiated transaction.

For the purposes of this Article THIRTEENTH:

     (i) A "person" shall mean any individual, firm, corporation or other entity.

     (ii) "Voting Stock" shall mean the outstanding shares of all classes of capital stock of the Company entitled to vote generally in the election of directors.

     (iii) "5% Shareholder" shall mean any person (other than the Company or any Subsidiary) who or which:

          (a) is the beneficial owner, directly or indirectly, of more than 5% of the voting power of the outstanding shares of Voting Stock; or

          (b) is an affiliate (as such term is defined in Article ELEVENTH) of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly. of more than 5% of the voting power of the then outstanding shares of Voting Stock; or

          (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any 5% Shareholder. if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     (iv) A person shall be a "beneficial owner" of any shares of Voting Stock:

          (a) which such person or any of its affiliates or associates (as such term is defined in Article ELEVENTH) beneficially owns, directly or indirectly; or


                              - 10 -
                             IV - 20
          (b) which such person or any of its affiliates or associates has (I) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or

          (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

     (v) For the purpose of determining whether a person is a "5% Shareholder" pursuant to clause (iii) above, (the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of clause (iv) above, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     (vi) "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Company; provided, however, that for the purpose of the definition of a "5% Shareholder" set forth in clause (iii) above the term "Subsidiary" shall mean only a corporation of which a majority of the voting power of the capital stock entitled to vote generally in the election of directors is owned, directly or indirectly, by the Company.

     (vii) "Market Price" shall mean the last closing sale price immediately preceding the time in question of a share of the stock in question on the Composite Tape for New York Stock ExchangeListed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the last closing bid quotation with respect to a share of such stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System of any comparable system then in use (or any other system of reporting or ascertaining quotations then available), or, if such stock is not so quoted, the fair market value at the time in question of a share of such stock as determined by a majority of the entire Board of Directors in good faith.



                             - 11 -
                             IV - 21

The Board of Directors of the Company shall have the power and duty to determine for the purposes of this Article THIRTEENTH, on the basis of information known to them after reasonable inquiry, (i) whether the provisions of this Article THIRTEENTH are applicable to a particular transaction, (ii) whether a person is a 5% Shareholder, (iii) the number of shares of Voting Stock beneficially owned by any person and (iv) whether a person is an affiliate or an associate of another person. The good faith determination of the Board of Directors shall be conclusive and binding for all purposes of this Article THIRTEENTH.

Notwithstanding any other provision of this Restated Certificate of Incorporation or the By-Laws, as amended, of the Company (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or the By-Laws, as amended, of the Company), the affirmative vote of the holders of at least seventy-five percent of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, this Article THIRTEENTH.

     FOURTEENTH: A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for breach of duty as a director or officer, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the New Jersey Business Corporation Act as the same exists or may hereafter be amended.

Dated this 19th day of April, 1989.


                              C. R. BARD, INC.


                              By /s/    ROBERT H. McCAFFREY
                                        Robert H. McCaffrey,
                                        Chairman of the Board














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                             IV - 22